Exhibit 23.2

Consent of UHY LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739, 333-26737, and 333-98918) of Acme United Corporation of our report dated March 8, 2010 with respect to the consolidated financial statements of Acme United Corporation and subsidiaries, as of and for the year ended December 31, 2009, which is included in this Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ UHY LLP

Houston, Texas
March 11, 2011